EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in thousands)

	Years ended January 31,									Three months ended April 30, 2005
	2001		2002		2003	2004		2005
Pre-tax (loss) income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	(29,689)		(16,896)		18,402	(62,712)		(93,273)		(4,608)

Fixed charges:
Interest expensed	19		8		1	2,409		4,387		1,046
Amortized premiums, discounts and capitalized expenses related to indebtedness	0		0		0	281		512		128
Estimate of interest within rental expense	321		824		1,040	2,647		5,067		1,231
Preferred stock dividend requirements of consolidated subsidiaries	0		2,961		1,944	1,793		1,605		399

Total fixed charges	340		3,793		2,985	7,130		11,571		2,804

Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated	(29,349)		(16,064)		19,443	(57,375)		(83,307)		(2,203)

RATIO OF EARNINGS TO FIXED CHARGES	—	a	—	b	6.5	—	c	—	d	—	e

a	Due to Alloy’s loss for the year ended January 31, 2001, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $29,689 to achieve a coverage of 1:1.

b	Due to Alloy’s loss for the year ended January 31, 2002, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $19,857 to achieve a coverage of 1:1.

c	Due to Alloy’s loss for the year ended January 31, 2004, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $64,505 to achieve a coverage of 1:1.

d	Due to Alloy’s loss for the year ended January 31, 2005, the ratio coverage was less than 1:1. Alloy would have needed to generate additional earnings of $94,878 to achieve a coverage of 1:1.

e	Due to Alloy’s loss for the three months ended April 30, 2005, the ratio coverage was less than 1:1. Alloy must generate additional earnings in the subsequent nine months of $5,007 to achieve a coverage of 1:1.